UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2007

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32661

DELAWARE	87-0638510
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of principal executive offices, including zip code)

(801) 765-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2007, Raser Technologies, Inc. (the “Company”), through its subsidiary Raser Power Systems, LLC, entered into a Surface Access and Use Agreement (the “Surface Agreement”) with Truckee River Ranch, LLC (“Truckee”). Among other things, the Surface Agreement amends and clarifies certain aspects of a Geothermal Lease Agreement (the “Truckee Geothermal Lease”), dated December 22, 2006, between the Company and Truckee that was previously described in the Company’s Current Report on Form 8-K filed on December 29, 2006.

Pursuant to the Surface Agreement, the Company agreed to pay Truckee certain royalties out of any proceeds received by the Company from future sales of electricity generated from geothermal resources underlying certain land (the “Geothermal Lands”). Truckee owns the fee interest in the Geothermal Lands, while the mineral estate, including geothermal energy, is owned by a third party. The Company previously entered into a separate geothermal lease with such third party granting the Company exclusive rights to explore for, develop and extract geothermal energy from the Geothermal Lands.

The Company also agreed to grant Truckee an option to purchase 35,000 shares of common stock at a strike price of $15.10 per share. The option agreement is to be delivered by the Company to Truckee within 75 days after the date of the Surface Agreement.

In addition to certain other clarifications, the Surface Agreement amends the Truckee Geothermal Lease as follows:

•	Eliminates the Company’s obligation to issue an additional 25,000 shares of common stock to Truckee upon the completion of a power plant on the lands covered by the Truckee Geothermal Lease;

•	Except as otherwise provided in the Surface Agreement, eliminates the Company’s obligation to pay royalties to Truckee with respect to geothermal resources underlying the Geothermal Lands; and

•	Provides for an allocation of royalties with respect to any lands covered by the Truckee Geothermal Lease in the event Truckee does not own 100% of the geothermal estate with respect to such lands.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Date: December 20, 2007